Exhibit 99.1

       Capstone Turbine Announces First Quarter Fiscal-Year 2005 Results

     CHATSWORTH, Calif.--(BUSINESS WIRE)--July 29, 2004--Capstone Turbine Corporation (Nasdaq:CPST) (www.microturbine.com) reported results for its first quarter of fiscal year 2005.
     The Company reported exiting the quarter with 8 megawatts of backlog, its highest level since 2001. "We are delighted at the strength of the order rate we experienced this quarter," said John Tucker, Capstone's President and CEO. "In our last fiscal year, which ended on March 31, we sold 11.5 megawatts of product for the full year. When we shared our strategic plan for fiscal year 2005, we said we expect to at least double our sales as compared with fiscal 2004. With
2.7 megawatts of products shipped in this first quarter and the 8 megawatts existing in backlog, we believe we are on track with our plans."
     Sales for the period, which included $0.7 million from sales of parts, accessories, service and training, totaled $3.0 million. Last year's first fiscal quarter was the strongest period that year, representing 40% of the year's total product shipments. By comparison, this year's first fiscal quarter was $1.2 million lower in net sales, but the gross loss realized in the period was improved by $0.5 million from $2.6 million a year ago to $2.1 million this quarter. "The lower costs we recognized this period for warranty and sales return reserves accounted for the difference in the gross loss," said Karen Clark, Capstone's CFO.
     Operating expenses were $8.6 million for the quarter, compared with $7.1 million in the prior year's first quarter. The increase was driven primarily by increased spending in research and development related to the Company's C200 microturbine product that is currently in beta testing, and for higher engineering personnel costs related to the company's continuing product robustness and enhancement efforts.
     For the period, Capstone's reported net loss was $10.5 million, or $0.13 per share, compared with $9.4 million, or $0.12 per share for the same period a year ago.
     "Our cash usage for the first quarter was $6.8 million," Clark said. "This is $2.6 million less than we used last quarter, but on par with the $6.2 million we used in the first quarter last year. We had a cash flow benefit this period from collecting a $1.8 million receivable from the government. Two months ago, we communicated that we expected our fiscal 2005 cash usage to be slightly higher than in the last two years, as a result of our investments to reshape the Company. We believe we are still on track to those expectations."
     Cash and cash equivalents at the end of the period were $95.6 million.

     Conference Call

     The Company will host a conference call today, Thursday, July 29, at 2:00 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available until October 29, 2004 through the Company's website: www.microturbine.com.

     About Capstone Turbine

     Capstone Turbine Corporation (www.microturbine.com; Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has sold and shipped more than 2800 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged more than 6 million hours of documented operation.

     This press release contains "forward-looking statements", as that term is used in the federal securities laws, about Capstone's business, with regard to, among other items, its expected results of the strategic plan, including expected improvements in cash flow, and its ability to implement the plan. Forward-looking statements may be identified by words such as "expects", "objective", "intend", "targeted", "plan", "driving to" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Many of these risks and uncertainties are described in our periodic filing with the Securities and Exchange Commission. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.
     "Capstone Turbine Corp" is a registered trademark of Capstone Turbine Corporation.


                          CAPSTONE TURBINE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                   June 30, 2004    March 31, 2004
                                ------------------------------------

             Assets

Current Assets:
  Cash and cash equivalents            $95,628,000     $102,380,000
  Accounts receivable, net of
   allowance for doubtful accounts
   and sales returns of $696,000
   at June 30, 2004 and $479,000
   at March 31, 2004                     1,534,000        4,170,000
  Inventory                              7,902,000        7,893,000
  Prepaid expenses and other
   current assets                          791,000        1,099,000
                                ------------------------------------
    Total current assets               105,855,000      115,542,000
                                ------------------------------------

Equipment and Leasehold Improvements:
  Machinery, equipment, and furniture   20,738,000       20,877,000
  Leasehold improvements                 8,501,000        8,499,000
  Molds and tooling                      4,360,000        4,363,000
                                ------------------------------------
                                        33,599,000       33,739,000
  Less accumulated depreciation
   and amortization                     19,695,000       18,718,000
                                ------------------------------------
    Total equipment and leasehold
     improvements                       13,904,000       15,021,000
                                ------------------------------------

Non-Current Portion of Inventory         3,574,000        3,936,000
Intangible Asset, Net                    1,627,000        1,694,000
Other Assets                               352,000          352,000
                                ------------------------------------
    Total                             $125,312,000     $136,545,000
                                ====================================

             Liabilities and Stockholders' Equity

Current Liabilities:
  Accounts payable                      $3,220,000       $2,790,000
  Accrued salaries and wages             1,553,000        1,664,000
  Other accrued liabilities              1,603,000        2,043,000
  Accrued warranty reserve              11,316,000       11,695,000
  Deferred revenue                       1,059,000        1,166,000
  Current portion of capital
   lease obligations                       358,000          582,000
                                ------------------------------------
    Total current liabilities           19,109,000       19,940,000
                                ------------------------------------

Long-Term Portion of Capital
 Lease Obligations                              --           13,000

Other Long-Term Liabilities              1,003,000        1,149,000

Commitments and Contingencies                   --               --

Stockholders' Equity:
  Common stock, $.001 par value;
   415,000,000 shares authorized;
   85,278,839 shares issued and
   84,727,631 shares outstanding
   at June 30, 2004;  85,025,817
   shares issued and 84,474,609
   shares outstanding
   at March 31, 2004                        85,000           85,000
 Additional paid-in capital            530,649,000      530,394,000
 Accumulated deficit                  (424,554,000)    (414,020,000)
 Deferred stock compensation              (467,000)        (503,000)
 Less treasury stock, at cost;
  551,208 shares                          (513,000)        (513,000)
                                ------------------------------------
  Total stockholders' equity           105,200,000      115,443,000
                                ------------------------------------
  Total                               $125,312,000     $136,545,000
                                ====================================



                          CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                           Three Months Ended June 30,
                                            --------------------------
                                                    2004         2003
                                            ------------- ------------
Revenues                                      $2,955,000   $4,132,000
Cost of Goods Sold                             5,090,000    6,739,000
                                            ------------- ------------
Gross Loss                                    (2,135,000)  (2,607,000)
Operating Costs and Expenses:
  Research and development                     3,414,000    2,450,000
  Selling, general and administrative          5,208,000    4,676,000
                                            ------------- ------------
          Total operating costs and expenses   8,622,000    7,126,000
                                            ------------- ------------
Loss from Operations                         (10,757,000)  (9,733,000)
Interest Income                                  244,000      400,000
Interest Expense                                 (20,000)     (64,000)
Other Income                                       1,000       (1,000)
                                            ------------- ------------
Loss Before Income Taxes                     (10,532,000)  (9,398,000)
Provision for Income Taxes                         2,000            -
                                            ------------- ------------
Net Loss                                    $(10,534,000) $(9,398,000)
                                            ============= ============
Weighted Average Common Shares Outstanding    84,239,797   81,231,192
                                            ============= ============
Net Loss Per Share of Common Stock -- Basic
 and Diluted                                      $(0.13)      $(0.12)
                                            ============= ============



                          CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                           Three Months Ended June 30,
                                            --------------------------
                                                 2004         2003
                                            --------------------------
Cash Flows from Operating Activities:
  Net loss                                  $(10,534,000) $(9,398,000)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization             1,353,000    1,628,000
     Provision for doubtful accounts and
      sales returns                              217,000      314,000
     Inventory write-down                         49,000      (76,000)
     Provision for warranty expenses             697,000    1,056,000
     Loss on disposal of equipment                30,000      188,000
     Non-employee stock compensation              24,000        3,000
     Employee deferred stock-based
      compensation                                37,000            -
     Employee and director stock
      compensation                                 4,000      193,000
     Changes in operating assets and
      liabilities:
       Accounts receivable                     2,419,000      451,000
       Inventory                                 303,000    2,163,000
       Prepaid expenses and other current
        assets                                   309,000   (1,143,000)
       Accounts payable                          430,000     (481,000)
       Accrued salaries and wages and
        deferred compensation                   (210,000)     147,000
       Other accrued liabilities and
        deferred rent                           (488,000)     330,000
       Accrued warranty reserve               (1,075,000)    (928,000)
       Deferred revenue                         (107,000)      (1,000)
                                            --------------------------
          Net cash used in operating
           activities                        ( 6,542,000)  (5,554,000)
                                            --------------------------
Cash Flows from Investing Activities:
  Acquisition of and deposits on fixed
   assets                                       (203,000)    (290,000)
  Proceeds from disposal of fixed assets           1,000       26,000
                                            --------------------------
          Net cash used in investing
           activities                           (202,000)    (264,000)
                                            --------------------------
Cash Flows from Financing Activities:
  Repayment of capital lease obligations        (234,000)    (375,000)
  Exercise of stock options and employee
   stock purchases                               226,000       70,000
  Acquisition of treasury stock                        -      (92,000)
                                            --------------------------
          Net cash used in financing
           activities                             (8,000)    (397,000)
                                            --------------------------
  Net Decrease in Cash and Cash Equivalents ( 6,752,000) ( 6,215,000) Cash and Cash Equivalents, Beginning of
   Period                                    102,380,000  132,584,000
                                            --------------------------
  Cash and Cash Equivalents, End of Period   $95,628,000 $126,369,000
                                            ==========================

Supplemental Disclosures of Cash Flow
 Information:
  Cash paid during the period for:
     Interest                                    $20,000      $64,000
     Income taxes                                 $2,000           $-


     CONTACT: Capstone Turbine Corporation
              General Media Inquiries: Keith Field, 818-734-5465
              Investor and Investment Media Inquires: Cindy Martinez,
              818-407-3643